Press Release
For Immediate Release

                                                                                                                                     Contact:   D. Linn Wiley
                                                                                                                                                       President and CEO
                                                                                                                                                       (909) 980-4030

CVB Financial Corp.  Reports First Quarter Earnings

Ontario, CA, April 20, 2005-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced record results for the first quarter of 2005. This included record deposits, record loans, record assets and record earnings. It was the strongest first quarter in the history of the Company.

Net Income

CVB Financial Corp. reported net income of $17.7 million for the first quarter ending March 31, 2005. This represents an increase of $7.6 million, or 75.74%, when compared with the $10.1 million in net earnings reported for the first quarter 2004. Diluted earnings per share were $0.29 for the first quarter of 2005. This was up $0.13, or 81.25%, when compared with earnings per share of $0.16 for the first quarter of 2004.

Net income for the first quarter of 2005 produced a return on beginning equity of 22.61%, a return on average equity of 21.86% and a return on average assets of 1.58%. The efficiency ratio for the first quarter was 43.10%, and operating expenses as a percentage of average assets were 1.84%.

In early 2004, the Company experienced a burglary at one of its business financial centers. The burglary resulted in a loss to our customers of items located in their safe deposit boxes. The Company had been compensating its customers for their losses with the acknowledgement of the insurance company that they were not confirming or denying coverage to us under our insurance policies. The Company paid $400,000 on these claims. In early fall, the insurance company ceased approving these claims.

At the end of 2004, it became apparent that the insurance company may deny coverage of our claims. Therefore, the Company reserved an additional $2.2 million as an estimate of claims yet to be paid as of December 2004. During the first quarter of 2005, the insurance company expressed its interest to settle these claims. The Company settled with the insurance company in April 2005. This allowed the Company to reverse the $2.6 million estimated robbery loss in first quarter of 2005.

During the first quarter of 2004, the Company wrote down the carrying value of two issues of Federal Home Loan Mortgage Association preferred stock. These securities pay dividends based on a variable rate related to LIBOR (London Interbank Offered Rate). Consequently, the value of these securities declined as the result of historically low interest rates. Since this loss of value was deemed other-than-temporary, the Company charged $6.3 million against earnings in the first quarter of 2004 to adjust for the impairment of these preferred securities.

Net income before the reversal of the $2.6 million estimated robbery loss would have been $16.0 million for the first quarter of 2005. This represents an increase of $1.7 million, or 11.63%, when compared to net earnings, before the other-than-temporary impairment write-down, of $14.3 million for the same period in 2004. These results would have produced a return on beginning equity of 20.46%, a return on average equity of 19.78%, and a return on average assets of 1.43%. The related efficiency ratio for the first quarter of 2005 would be 48.52%, and operating costs as a percentage of average assets would be 2.08%.

Net Interest Income and Net Interest Margin

Net interest income totaled $40.9 million for the first quarter of 2005. This represented an increase of $5.4 million, or 15.11%, over the net interest income of $35.5 million for the first quarter of 2004. This increase resulted from a $10.0 million increase in interest income, partially offset by a $4.7 million increase in interest expense. The increases in interest income were primarily due to the growth in average earning assets and increase in interest rates. The increases in interest expense were due to the increases in deposit rates and borrowed funds.

Net interest margin (tax equivalent) declined slightly from 4.02% for the first quarter of 2004 to 3.99% for the first quarter of 2005. Total average earning asset yields have increased from 5.15% for the first quarter of 2004 to 5.40% for first quarter of 2005. The cost of funds has increased from 1.66% for the first quarter of 2004 to 2.11% for the first quarter of 2005. This decline in net interest margin has been mitigated by the strong growth in the balance sheet. The Company has approximately $1.39 billion, or 46.03%, of its deposits in interest free demand deposits. The Company believes its deposit base should position it well for a rising interest rate environment.

Net interest income totaled $40.9 million for the first quarter of 2005. This represented an increase of $1.2 million, or 3.01%, over the net interest income of $39.7 million for the fourth quarter of 2004. This increase resulted from a $2.7 million increase in interest income, partially offset by a $1.5 million increase in interest expense. The increases in interest income were primarily due to the growth in average earning assets and an increase in interest rates. The increases in interest expense were due to the increases in deposit rates and borrowed funds.

Net interest margin (tax equivalent) increased from 3.95% for the fourth quarter of 2004 to 3.99% for the first quarter of 2005. Total average earning asset yields have increased from 5.24% for the fourth quarter of 2004 to 5.40% for first quarter of 2005. The cost of funds has increased from 1.93% for the fourth quarter of 2004 to 2.11% for the first quarter of 2005. The increase in net interest margin is the result of a recent increase in interest rates.

Balance Sheet

The Company reported total assets of $4.83 billion at March 31, 2005. This represented an increase of $822.1 million, or 20.50%, over total assets of $4.01 billion on March 31, 2004. Earning assets totaling $4.50 billion were up $769.4 million, or 20.60%, when compared with earning assets of $3.74 billion as of March 31, 2004. Deposits of $3.02 billion grew $317.9 million, or 11.78%, from $2.70 billion for the same period of the prior year. Demand deposits of $1.39 billion jumped $234.9 million, or 20.36%, from $1.15 billion. Gross loans and leases of $2.18 billion on March 31, 2005 rose $371.5 million, or 20.50%, from $1.81 billion on March 31, 2004.

Total assets of $4.83 billion as of March 31, 2005 reflect an increase of $321.0 million, or 7.12%, over total assets of $4.51 billion on December 31, 2004. Earning assets of $4.50 billion were up $248.2 million, or 5.83%, over the total earning assets of $4.26 billion on December 31, 2004. Deposits of $3.02 billion on March 31, 2005 grew $142.2 million, or 4.94%, from $2.88 billion as of December 31, 2004. Demand deposits of $1.39 billion were up $66.7 million, or 5.04%, from $1.32 billion. Gross loans and leases of $2.18 billion increased $43.9 million, or 2.05%, from $2.14 billion on December 31, 2004. Total equity of $324.2 million on March 31, 2005 was up $6.75 million, or 2.13%, from $317.5 million as of December 31, 2004.

Investment Securities

Investment securities totaled $2.29 billion as of March 31, 2005. This represents an increase of $201.2 million, or 9.65%, when compared with $2.09 billion in investment securities as of December 31, 2004. It represents an increase of $383.7 million, or 20.17%, when compared with the $1.90 billion for the first quarter of 2004.

Wealth Management Group

The Wealth Management Group has over $2.1 billion in assets under administration. They provide trust, investment and brokerage related services.

Loan and Lease Quality

CVB Financial Corp reported non-performing assets of $9,000 as of March 31, 2005. The ratio of non-performing assets to total assets and non-performing assets to gross loans and leases is negligible. The allowance for loan and lease losses was $23.9 million as of March 31, 2005. This represents 1.10% of gross loans and leases. It compares with an allowance for loan and lease losses of $22.5 million, or 1.05% of gross loans and leases on December 31, 2004. The increase was primarily due to the allowance for loan and lease losses acquired from Granite State Bank of $756,000 and the net recoveries of $682,000 during the first quarter of 2005. Non-performing loans and leases represented 0.04% of the allowance for loan and lease losses as of March 31, 2005. Non-performing assets increased to $9,000 from the $2,000 reported as of December 31, 2004.

The Company has not made a provision for loan and lease losses since 2001 due to the high quality of its loan portfolio. This has been the case even though loans increased from $2.14 billion as of December 31, 2004 to $2.18 billion as of March 31, 2005. Recoveries of $771,000 more than offset charge offs of $89,000 during first quarter of 2005.

Other Items in 2005

On February 25, 2005, the Company acquired 100% of the stock of Granite State Bank. The merger agreement provides for Granite State Bank to merge with and into Citizens Business Bank. Citizens Business Bank represents the continuing operation. The purchase price was $19.00 per share, or approximately $26.7 million. The transaction was handled under purchase accounting. The Company issued 696,049 common shares or $13.4 million of its common stock to shareholders of Granite State Bank, and paid the remaining $13.3 million of the acquisition price in cash.

Granite State Bank was headquartered in Monrovia, California with one office in South Pasadena. The bank had total assets of $111.4 million, total loans of $62.8 million and total deposits of $103.1 million as of the acquisition date, February 25, 2005.

Corporate Overview

CVB Financial Corp. is the holding company for Citizens Business Bank. The Bank is the largest financial institution headquartered in the Inland Empire region of Southern California. It serves 32 cities with 39 business financial centers in the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California. Its subsidiary, Golden West Financial Services, provides vehicle leasing, equipment leasing and real estate loan services.

For the second year, CVB Financial Corp. received the KBW Honor Roll award at the Annual Community Bank Investor Conference hosted by Keefe, Bruyette & Woods, Inc. in New York on July 27, 28 and 29, 2004. This award was presented to the 31 banks in the United States that have reported increased earnings per share every year for the past ten years.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the CVB Investor tab.

Safe Harbor

This document contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from the projected. In addition, these forward-looking statements relate to the Company’s current expectations regarding future operating results. Such issues and uncertainties include impact of changes in interest rates, a decline in economic conditions and increased competition among financial services providers. For a discussion of other factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of CVB Financial Corp., including its Annual Report on Form 10-K for the year ended December 31, 2004, and particularly the discussion on risk factors within that document. The Company does not undertake any, and specifically, disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

_________________

CVB FINANCIAL CORP. CONSOLIDATED BALANCE SHEET (unaudited) dollars in thousands

	March 31,		December 31,
	2005	2004	2004

Assets:
Investment Securities available-for-sale	$2,286,187	$1,902,503	$2,085,014
Investment in stock of Federal Home Loan Bank (FHLB)	58,092	42,022	53,565
Loans and lease finance receivables	2,184,021	1,812,487	2,140,074
Less allowance for credit losses	(23,932)	(22,005)	(22,494)

Net loans and lease finance receivables	2,160,089	1,790,482	2,117,580

Total earning assets	4,504,368	3,735,007	4,256,159
Cash and due from banks	127,113	118,156	84,400
Premises and equipment, net	35,755	30,035	33,508
Goodwill and intangibles	43,572	26,605	25,716
Cash value of life insurance	70,512	66,012	68,233
Other assets	50,673	34,101	42,995

TOTAL	$4,831,993	$4,009,916	$4,511,011

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Demand Deposits (noninterest-bearing)	$1,388,942	$1,153,994	1,322,255
Investment Checking	274,312	223,561	258,636
Savings/MMDA	843,553	798,875	813,983
Time Deposits	510,387	522,826	480,165

Total Deposits	3,017,194	2,699,256	2,875,039
Demand Note to U.S. Treasury	2,136	1,829	6,453
Borrowings	1,361,000	885,900	1,186,000
Junior Subordinated Debentures	82,476	82,476	82,476
Other liabilities	44,956	44,026	43,560

Total Liabilities	4,507,762	3,713,487	4,193,528
Stockholders' equity:
Stockholders' equity	334,378	272,769	308,591
Accumulated other comprehensive income
(loss), net of tax	(10,147)	23,660	8,892

	324,231	296,429	317,483

TOTAL	$4,831,993	$4,009,916	$4,511,011

CVB FINANCIAL CORP. CONSOLIDATED AVERAGE BALANCE SHEET (unaudited) dollars in thousands
	Three months ended March 31,
	2005	2004
Assets:
Federal funds sold and reverse repos	$--	$879
Investment securities available-for-sale	2,132,465	1,887,734
Investment in stock of Federal Home Loan Bank (FHLB)	55,245	39,590
Loans and lease finance receivables	2,099,312	1,766,715
Less allowance for credit losses	(23,154)	(21,734)

Net loans and lease finance receivables	2,076,158	1,744,981

Total earning assets	4,263,868	3,673,184
Cash and due from banks	118,011	108,279
Premises and equipment, net	34,392	30,718
Goodwill and intangibles	25,541	26,734
Cash value of life insurance	69,014	34,393
Other assets	38,878	52,564

TOTAL	$4,549,704	$3,925,872

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$1,336,937	$1,102,699
Interest-bearing	1,591,087	1,537,215

Total Deposits	2,928,024	2,639,914
Other borrowings	1,197,290	866,174
Junior Subordinated Debentures	82,476	82,476
Other liabilities	13,495	43,600

Total Liabilities	4,221,285	3,632,164
Stockholders' equity:
Stockholders' equity	319,739	276,398
Accumulated other comprehensive income
(loss), net of tax	8,680	17,310

	328,419	293,708

TOTAL	$4,549,704	$3,925,872

CVB FINANCIAL CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS (unaudited) dollar amounts in thousands, except per share
	For the Three Months
	Ended March 31,
	2005	2004
Interest Income:
Loans, including fees	$32,693	$26,250
Investment securities:
Taxable	19,179	15,728
Tax-advantaged	4,087	3,971

Total investment income	23,266	19,699
Federal funds sold	37	2

Total interest income	55,996	45,951
Interest Expense:
Deposits	5,061	3,683
Borrowings and junior subordinated debentures	9,998	6,704

Total interest expense	15,059	10,387

Net interest income before provision for credit losses	40,937	35,564
Provision for credit losses	--	--

Net interest income after
provision for credit losses	40,937	35,564
Other Operating Income:
Service charges on deposit accounts	3,042	3,793
Wealth Management services	1,232	1,162
Other-than-temporary impairment write down	--	(6,300)
Other	2,805	2,126

Total other operating income	7,079	781
Other operating expenses:
Salaries and employee benefits	13,146	11,742
Occupancy	1,998	1,774
Equipment	1,744	1,856
Professional services	1,025	1,121
Amortization of intangible assets	296	296
Other	2,488	4,716

Total other operating expenses	20,697	21,505

Earnings before income taxes	27,319	14,840
Income taxes	9,618	4,768

Net earnings	$17,701	$10,072

Basic earnings per common share	$0.29	$0.17

Diluted earnings per common share	$0.29	$0.16

Cash dividends per common share	$0.11	$0.12

All	per share information has been retroactively adjusted to reflect the 5 or 4 stock split declared on December 29, 2004.

CVB FINANCIAL CORP. AND SUBSIDIARIES SELECTED FINANCIAL HIGHLIGHTS (unaudited)
	Three months ended March 31,
	2005	2004
Interest income - (Tax Effective)(te)	$57,313	$47,236
Interest Expense	15,059	10,387

Net Interest income - (te)	$42,254	$36,849

Other-than-temporary impairment write-down	$0	($ 6,300)
Return on average assets	1.58%	1.03%
Return on average equity	21.86%	13.79%
Efficiency ratio	43.10%	59.17%
Net interest margin (te)	3.99%	4.02%
Weighted average shares outstanding
Basic	61,114,705	60,459,791
Diluted	61,730,417	61,500,490
Dividends paid	$6,775	$5,806
Dividend payout ratio	38.27%	57.65%
Number of shares outstanding-EOP	61,666,993	60,483,023
Book value per share	$5.26	$4.90

	March 31,
	2005	2004
Non-performing Assets (dollar amount in thousands):
Non-accrual loans	$9	$719
Loans past due 90 days or more
and still accruing interest	--	--
Restructured loans	--	--
Other real estate owned (OREO), net	--	--

Total non-performing assets	$9	$719

Percentage of non-performing assets
to total loans outstanding and OREO	0.00%	0.04%
Percentage of non-performing
assets to total assets	0.00%	0.02%
Non-performing assets to
allowance for loan losses	0.04%	3.27%
Net Charge-off (Recovered) to Average loans	-0.07%	-0.04%
Allowance for Credit Losses:
Beginning Balance	$22,494	$21,282
Total Loans Charged-Off	(89)	(308)
Total Loans Recovered	771	1,031
Acquisition of Granite State Bank	756

Net Loans Recovery (Charged-Off)	1,438	723
Provision Charged to Operating Expense	--	--

Allowance for Credit Losses at End of period	$23,932	$22,005

CVB FINANCIAL CORP. AND SUBSIDIARIES SELECTED FINANCIAL HIGHLIGHTS (in thousands, except per share data) (unaudited)
Quarterly Common Stock Price
	2005		2004		2003
Quarter End	High	Low	High	Low	High	Low
March 31,	$21.30	$17.60	$17.04	$15.13	$18.50	$14.10
June 30,			$17.56	$15.72	$16.06	$14.07
September 30,			$18.70	$16.16	$15.69	$13.35
December 31,			$22.34	$17.80	$15.87	$13.94

Quarterly Consolidated Statements of Income
	1Q 2005	4Q 2004	3Q 2004	2Q 2004	1Q 2004
Interest income
Loans, including fees	$32,693	$31,095	$30,061	$27,136	$26,250
Investment securities and federal funds sold	23,303	22,184	21,960	19,315	19,701

	55,996	53,279	52,021	46,451	45,951
Interest expense
Deposits	5,061	4,356	3,863	3,605	3,683
Other borrowings	9,998	9,183	8,182	6,939	6,704

	15,059	13,539	12,045	10,544	10,387
Net interest income before
provision for credit losses	40,937	39,740	39,976	35,907	35,564
Provision for credit losses	--	--	--	--	--

Net interest income after
provision for credit losses	40,937	39,740	39,976	35,907	35,564
Non-interest income	7,079	7,596	7,519	12,011	781
Non-interest expenses	20,697	25,462	21,752	21,004	21,505

Earnings before income taxes	27,319	21,874	25,743	26,914	14,840
Income taxes	9,618	4,986	8,668	9,462	4,768

Net earnings	$17,701	$16,888	$17,075	17,452	$10,072

Basic earning per common share	$0.29	$0.28	$0.28	$0.29	$0.17
Diluted earnings per common share	$0.29	$0.28	$0.28	$0.28	$0.16
Cash dividends per common share	$0.11	$0.11	$0.13	$0.12	$0.12
Dividends Paid	$6,775	$6,733	$6,293	$5,836	$5,806

Financial Measures That Supplement GAAP

Our discussions sometimes contain financial information not required to be presented by generally accepted accounting principles (GAAP). We do this to better inform readers of our financial statements. The SEC requires us to present a reconciliation of GAAP presentation with non-GAAP presentation.

The following table reconciles the differences in net earnings with and without the settlement of robbery loss and the other-than-temporary impairment write down in conformity with GAAP.

Net Earnings Reconciliation (non-GAAP disclosure):	Three months ended
	March 31,
	2005	2004
Net earnings without the settlement of robbery loss and other-than-temporary impairment write-down	$16,016	$14,348
Settlement of robbery loss, net of tax	1,685	--
Other-than-temporary impairment write-down, net of tax	--	(4,276)

Reported net earnings	$17,701	$10,072

Settlement of robbery loss	$2,600	--
Other-than-temporary impairment write-down	--	($ 6,300)
Tax effect	(915)	2,024

Net of taxes	$1,685	($ 4,276)

We have presented net earnings without the settlement of robbery loss and other-than-temporary impairment write-down on investment securities to show shareholders the earnings from operations unaffected by the impact of these items. We believe this presentation allows the reader to more easily assess the results of the Company's operations and business.

Ratios Reconciliation (non-GAAP disclosure):

The following table reconciles the differences in ratios with and without the settlement of robbery loss and the other-than-temporary impairment write down in conformity with GAAP.

	Ratios Reconciliation For the Three Months Ended March 31, 2005
	Without settlement of robbery loss	Settlement of robbery loss	Reported earnings

Other Operating Expense	$23,297	$(2,600)	$20,697

Net Revenues	$48,016	$--	$48,016

Net Earnings	$16,016	$1,685	$17,701

Return on Beginning Equity	20.46%		22.61%
Return on Average Equity	19.78%		21.86%
Return on Average Assets	1.43%		1.58%
Efficiency Ratio	48.52%		43.10%
Operating Costs as % of Average assets	2.08%		1.84%

We have presented ratios without the settlement of robbery loss and other-than-temporary impairment write-down on investment securities to show shareholders the earnings from operations unaffected by the impact of these items. We believe this presentation allows the reader to more easily assess the results of the Company's operations and business.